Exhibit (a)(1)

                           OFFERS TO PURCHASE FOR CASH
                            LIMITED PARTNERSHIP UNITS
                                       OF
   CNL INCOME FUND, LTD.; CNL INCOME FUND II, LTD. CNL INCOME FUND III, LTD.; CNL INCOME FUND IV, LTD.; CNL INCOME FUND V, LTD.; CNL INCOME FUND VI, LTD.;
CNL INCOME FUND VII, LTD.; CNL INCOME FUND VIII, LTD.; CNL INCOME FUND IX, LTD.;
 CNL INCOME FUND X, LTD.; CNL INCOME FUND XI, LTD.; CNL INCOME FUND XII, LTD.; CNL INCOME FUND XIII, LTD.; CNL INCOME FUND XIV, LTD.; CNL INCOME FUND XV, LTD.;
             CNL INCOME FUND XVI, LTD.; CNL INCOME FUND XVII, LTD.;
                        AND CNL INCOME FUND XVIII, LTD.

                                       BY

  SUTTER OPPORTUNITY FUND, LLC; SUTTER OPPORTUNITY FUND 2, LLC; SUTTER CAPITAL
                MANAGEMENT, LLC; and SUTTER ACQUISITION FUND, LLC
                         (collectively the "Purchasers")


             THE OFFERs, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, PACIFIC STANDARD TIME, ON December 21, 2001, UNLESS THE OFFER IS EXTENDED.

     The Purchasers hereby seek to acquire Units of limited partnership interest (the "Units") in each of CNL Income Fund, Ltd.; CNL Income Fund II, Ltd.; CNL Income Fund III, Ltd.; CNL Income Fund IV, Ltd. ; CNL Income Fund V, Ltd.; CNL Income Fund VI, Ltd.; CNL Income Fund VII, Ltd.; CNL Income Fund VIII, Ltd.; CNL Income Fund IX, Ltd.; CNL Income Fund X, Ltd. ; CNL Income Fund XI, Ltd.; CNL Income Fund XII, Ltd.; CNL Income Fund XIII, Ltd.; CNL Income Fund XIV, Ltd.; CNL Income Fund XV, Ltd.; CNL Income Fund XVI, Ltd.; CNL Income Fund XVII, Ltd.; and CNL Income Fund XVIII, Ltd., each a Florida limited partnership (each, a "Partnership," and together, the "Partnerships"). The Purchasers are not affiliated with and of the Partnerships' general partners (the "General Partners").

             The Purchasers hereby offer to purchase up to the maximum number of Units of each Partnership (the "Maximum Offer" for each Partnership) at the respective purchase prices set forth in the table below, less the amount of any distributions declared or made with respect to the Units between October 30, 2001 and December 21, 2001, or such other date to which this Offer may be extended (the "Expiration Date"), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offers"). As noted above, the Offer price for any Partnership's Units would be subject to reduction for distributions made or declared by that Partnership prior to the Expiration Date. Any distributions made or declared after the Expiration Date would, by the terms of the Offers and as set forth in the Letter of Transmittal, be assigned by tendering Unit holders to the Purchasers. Tender of Units will include the tender of any and all securities into which the Units may be converted or exchanged, and any securities distributed with respect to the Units from and after the Offer Date.

                                            Offer Price         Maximum Number
Partnership                                 Per Unit            of Units Sought
-----------                                 --------            ----------------

CNL Income Fund, Ltd.                       $175.00                        1,500
CNL Income Fund II, Ltd.                    $220.00                        2,500
CNL Income Fund III, Ltd.                   $215.00                        2,500
CNL Income Fund IV, Ltd.                    $230.00                        3,000
CNL Income Fund V, Ltd.                     $225.00                        2,500
CNL Income Fund VI, Ltd.                    $305.00                        3,500
CNL Income Fund VII, Ltd.                   $  0.60                    1,500,000
CNL Income Fund VIII, Ltd.                  $  0.65                    1,750,000
CNL Income Fund IX, Ltd.                    $  6.00                      175,000
CNL Income Fund X, Ltd.                     $  6.02                      200,000
CNL Income Fund XI, Ltd.                    $  6.61                      200,000
CNL Income Fund XII, Ltd.                   $  6.37                      225,000
CNL Income Fund XIII, Ltd.                  $  6.00                      200,000
CNL Income Fund XIV, Ltd.                   $  6.17                      225,000
CNL Income Fund XV, Ltd.                    $  6.00                      200,000
CNL Income Fund XVI, Ltd.                   $  6.00                      225,000
CNL Income Fund XVII, Ltd.                  $  6.00                      150,000
CNL Income Fund XVIII, Ltd.                 $  6.00                      175,000

             Each Offer is independent of the other Offers made hereby, and may, subject to the terms and conditions set forth in the Offer to Purchase and such accompanying documents, be completed or terminated or withdrawn independent of the result of any other Offer. Holders of Units in more than one Partnership may tender all or a portion of their Units in any or all of such Partnerships.

Holders of Units ("Unit holders") are urged to consider the following factors:

             - Unit holders who tender their Units in a Partnership will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership, and the purchase price per Unit payable to a tendering Unit holder by the Purchasers may be less than the total amount which might otherwise be received by the Unit holder with respect to the Unit over the remaining term of the Partnership.

             - The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price per Unit, the Purchasers are motivated to establish the lowest price which might be acceptable to Unit holders consistent with the Purchasers' objectives. There is no public market for the Units, and neither the Unit holders nor the Purchasers have any accurate means for determining the actual present value of the Units. Although there can be no certainty as to the actual present value of the Units, purchase prices offered by the Purchasers are less than the published estimates of net asset value per Unit attributed to the General Partners, and less than the prices reported in connection with limited secondary market sales of Units. See "Establishment of Purchase Price."

             - As a result of consummation of the Offer, the Purchasers may be in a position to influence Partnership decisions on which Unit holders may vote. The Purchasers will vote the Units acquired in the Offer in their own interests, which may be different from or in conflict with the interests of the remaining Unit holders.

             - The Purchasers may accept only a portion of the Units of a Partnership tendered by a Unit holder in the event a total of more Units than the Maximum Offer for that Partnership are tendered.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF MORE UNITS OF A PARTNERSHIP THAN THE MAXIMUM OFFER FOR THAT PARTNERSHIP ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASERS WILL ACCEPT FOR PURCHASE UNITS EQUAL TO THE MAXIMUM OFFER FROM TENDERING UNIT HOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A UNIT HOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNIT HOLDER.

The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which any Offers are open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) upon the occurrence of any of the conditions specified in
Section 13 of this Offer to Purchase, to terminate an Offer and not accept for payment any Units not theretofore accepted for payment or paid for, or to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, and (iii) to amend an Offer in any respect.

Notice of any such extension, termination or amendment will promptly be disseminated to Unit holders in a manner reasonably designed to inform Unit holders of such change in compliance with Rule 14d- 4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.


October 30, 2001

IMPORTANT

Any Unit holder desiring to tender any or all of such Unit holder's Units should complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on yellow paper) in accordance with the instructions in the Letter of Transmittal and mail, deliver or telecopy the Letter of Transmittal and any other required documents to MacKenzie Patterson, Inc. (the "Depositary"), an affiliate of certain of the Purchasers, at the address or facsimile number set forth below.

                            MacKenzie Patterson, Inc.
                               1640 School Street
                            Moraga, California 94556
                             Telephone: 800-854-7835
                             Facsimile: 925-631-9119
                       E-Mail Address: offers@mackpatt.com

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Purchasers at 800-854-7835.
---------------------------

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASERS OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.
---------------------------

The Partnerships are subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchasers have filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to an Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET.............................................................5

INTRODUCTION...................................................................7

TENDER OFFER...................................................................9

Section 1.        Terms of the Offers..........................................9
Section 2.        Proration; Acceptance for Payment and Payment for Units.....10
Section 3.        Procedures for Tendering Units..............................11
Section 4.        Withdrawal Rights...........................................12
Section 5.        Extension of Tender Period; Termination; Amendment..........13
Section 6.        Certain Federal Income Tax Consequences.....................14
Section 7.        Effects of the Offers.......................................16
Section 8.        Future Plans................................................17
Section 9.        The Business of the Partnership.............................17
Section 10.       Conflicts of Interest.......................................18
Section 11.       Certain Information Concerning the Purchasers...............18
Section 12.       Source of Funds.............................................19
Section 13.       Conditions of the Offers....................................19
Section 14.       Certain Legal Matters.......................................21
Section 15.       Fees and Expenses...........................................22
Section 16.       Miscellaneous...............................................22

Schedule I - The Purchasers and Their Respective Principals























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                               SUMMARY TERM SHEET

 The Purchasers are offering to purchase Units of 18 different Partnerships for cash. The following are some of the questions that you, as a Unit holder of a Partnership may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

The Offers to purchase Units are being made jointly by SUTTER OPPORTUNITY FUND, LLC; SUTTER OPPORTUNITY FUND 2, LLC; SUTTER CAPITAL MANAGEMENT, LLC; and SUTTER ACQUISITION FUND, LLC Each of the Purchasers is a private real estate investment fund managed by Sutter Capital Management, LLC and its manager, Robert E. Dixon. None of these entities is affiliated with the Partnership's general partners.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFERS?

We are seeking to purchase Units of limited partnership interest of each of the Partnerships, which are the "Units" issued to public investors in the Partnerships.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay the offer prices for each Partnership's Units as set forth on the cover of this Offer to Purchase, net to you in cash, less the amount of any distributions declared or made with respect to the Units between October 30, 2001 and the date the Offers expires. The Offer price would be reduced by the amount of distributions made or declared prior to the Expiration Date. Any distributions made or declared after the Expiration Date would, by the terms of the Offers and as set forth in the Letter of Transmittal, be assigned by tendering Unit holders to the Purchasers. If you tender your Units to us in an Offer, you will not have to pay brokerage fees or similar expenses. The Offer for Units of each Partnership is independent of the other Offers, but are combined in this single document for purposes of convenience. Holders of Units in more than one Partnership may tender all or a portion of their Units in any or all of the Partnerships.

                                            Offer Price         Maximum Number
Partnership                                 Per Unit            of Units Sought
-----------                                 --------            ----------------

CNL Income Fund, Ltd.                       $175.00                        1,500
CNL Income Fund II, Ltd.                    $220.00                        2,500
CNL Income Fund III, Ltd.                   $215.00                        2,500
CNL Income Fund IV, Ltd.                    $230.00                        3,000
CNL Income Fund V, Ltd.                     $225.00                        2,500
CNL Income Fund VI, Ltd.                    $305.00                        3,500
CNL Income Fund VII, Ltd.                   $  0.60                    1,500,000
CNL Income Fund VIII, Ltd.                  $  0.65                    1,750,000
CNL Income Fund IX, Ltd.                    $  6.00                      175,000
CNL Income Fund X, Ltd.                     $  6.02                      200,000
CNL Income Fund XI, Ltd.                    $  6.61                      200,000
CNL Income Fund XII, Ltd.                   $  6.37                      225,000
CNL Income Fund XIII, Ltd.                  $  6.00                      200,000
CNL Income Fund XIV, Ltd.                   $  6.17                      225,000
CNL Income Fund XV, Ltd.                    $  6.00                      200,000
CNL Income Fund XVI, Ltd.                   $  6.00                      225,000
CNL Income Fund XVII, Ltd.                  $  6.00                      150,000
CNL Income Fund XVIII, Ltd.                 $  6.00                      175,000


DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Units sought is purchased, the Purchasers' capital commitment will be approximately $17.8 million. The Purchasers have an aggregate of in excess $17.8 million in total net assets at their disposal to fund payment to selling Unit holders.

IS THE FINANCIAL CONDITION OF THE BIDDERS RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFERS?

Because this is a cash offer that is not conditioned on financing being available, and the Purchasers have more than adequate liquid resources and no intention to take control of the Partnership, other information concerning the Purchasers' financial condition would seem to have little relevance to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFERS?

You will have at least until 12:00 midnight, pacific standard time, on December 21, 2001, to decide whether to tender your Units in the Offers.

CAN THE OFFERS BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

Any Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF AN OFFER IS EXTENDED?

If we extend an offer, we will make a public announcement of the extension, not later than 9:00 a.m., eastern standard time, on the day after the day on which the Offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFERS?

There are no conditions to the Offers based on minimum Units tendered, the availability of financing or otherwise determined by the success of any offer. However, we may not be obligated to purchase any Units in the event certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, we are not obligated to purchase any Units which are validly tendered if, among other things, there is a material adverse change in the Partnership or its business.

HOW DO I TENDER MY UNITS?

To tender your Units, you must deliver a completed Letter of Transmittal (printed on yellow paper), to the Depositary at: MacKenzie Patterson, Inc., 1640 School Street, Moraga, California 94556 (Telephone: 800-854-7835; Facsimile
Transmission: 925-631-9119), no later than the time an Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

You can withdraw previously tendered Units at any time until an Offer has expired and, if we have not agreed to accept your Units for payment by December 29, 2001, you can withdraw them at any time after such time until we do accept your Units for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED UNITS?

To withdraw Units, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Units.

WHAT DOES THE PARTNERSHIPS' GENERAL PARTNERS THINK OF THE OFFERS?

The Purchasers have not sought the approval or disapproval of the General Partners. The General Partners may be expected to respond with the Partnerships' positions on the Offers in the next two weeks.

WILL THE PARTNERSHIPS CONTINUE AS PUBLIC COMPANIES?

Unless the total number of Unit holders in a Partnership were to fall below 500, the Partnership would continue as a public reporting company. Because of the limited nature of the Offers, the Purchasers do not currently anticipate that the Offers will result in such a reduction in the number of Unit holders.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFERS AFFECT MY UNITS?

The Purchasers do not anticipate that Units held by non-tendering Unit holders will be affected by the completion of the Offers. However, if the Purchasers should acquire all of the Units sought in the Offers, the Purchasers would control a large, though not a controlling, block of Units.

WHAT ARE THE PURCHASERS' FUTURE INTENTIONS CONCERNING THE PARTNERSHIPS?

The Purchasers have no present intention to seek control of any Partnership or to change the management or operations of any Partnership. Although the Purchasers do not have any present intention to take any action with respect to management or control of the Partnerships, the Purchasers reserve the right, at an appropriate time, to exercise their rights as limited partners to vote on matters subject to a limited partner vote, including any vote affecting the sale of a Partnership's properties and the liquidation and dissolution of the Partnership.

WHAT IS THE MARKET VALUE OF MY UNITS?

According to the Partnerships' General Partners, "There is no public trading market for the Units, and it is not anticipated that a public market for the Units will develop. " Although no market price for the units can be estimated in the absence of a trading market and there is no date fixed for liquidation of any Partnership, the price offered is less than the General Partner's estimate of the liquidation value per Unit and less than the prices in recent limited trading of the Units, to the extent any secondary sales of Units have occurred. Information concerning the limited secondary market trading prices, as well as the book value of the Units and the General Partners' published estimates of net asset values for the Partnerships is included in the Offer to Purchase under the caption "Establishment of Offer Price."


WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call the Purchasers at 800-854-7835.

TO THE UNIT HOLDERS OF CNL INCOME FUND PARTNERSHIPS:

                                  INTRODUCTION

         The Purchasers hereby offer to purchase up to the maximum number of Units of each Partnership (the "Maximum Offer" for each Partnership) at the respective purchase prices set forth in the table on the cover page of this Offer to Purchase (the "Offer Prices"), less the amount of any distributions declared or made with respect to the Units between October 30, 2001 and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase. Unit holders who tender their Units will not be obligated to pay any Partnership transfer fees, or any other fees, expenses or commissions in connection with the tender of Units. The Purchasers will pay all such costs and all charges and expenses of the Depositary, an affiliate of certain of the Purchasers, as depositary in connection with the Offers. Tender of Units will include the tender of any and all securities into which the Units may be converted or exchanged, and any securities distributed with respect to the Units from and after the Offer Date.

         For further information concerning the Purchasers, see Section 11 below and Schedule I.

                  None of the Purchasers nor the Depositary is affiliated with any Partnership or the Partnerships' general partners. The address of each Partnership's principal executive offices is 450 South Orange Avenue Orlando, Florida 32801-3336.


Unit holders are urged to consider the following factors:

         - Unit holders who tender their Units in a Partnership will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partner ship, and the purchase price per Unit payable to a tendering Unit holder by the Purchasers may be less than the total amount which might otherwise be received by the Unit holder with respect to the Unit over the remaining term of the Partnership.

         - The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price per Unit, the Purchasers are motivated to establish the lowest price which might be acceptable to Unit holders consistent with the Purchasers' objectives. There is no public market for the Units, and neither the Unit holders nor the Purchasers have any accurate means for determining the actual present value of the Units. Although there can be no certainty as to the actual present value of the Units, purchase prices offered by the Purchasers are less than the published estimates of net asset value per Unit attributed to the General Partners, and less than the prices reported in connection with limited secondary market sales of Units. See "Establishment of Purchase Price."

         - As a result of consummation of the Offer, the Purchasers may be in a position to influence Partnership decisions on which Unit holders may vote. The Purchasers will vote the Units acquired in the Offer in their own interests, which may be different from or in conflict with the interests of the remaining Unit holders.

         - The Purchasers may accept only a portion of the Units of a Partnership tendered by a Unit holder in the event a total of more Units than the Maximum Offer for that Partnership are tendered.

         The Offers will provide Unit holders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Unit holders may have a more immediate need to use the cash now tied up in an investment in the Units and wish to sell them to the Purchasers. Unit holders who sell all of their Units will also eliminate the need to file form K-1 information for the Partnership with their federal tax returns for years after 2001.

Establishment of the Offer Prices

         The Purchasers have set the Offer Prices set forth on the cover page of this Offer to Purchase, less the amount of any distributions declared or made with respect to the Units between October 30, 2001 and the Expiration Date. In determining the Offer Price, the Purchasers analyzed a number of quantitative and qualitative factors, including: (i) the lack of a secondary market for resales of the Units and the resulting lack of liquidity of an investment in the Partnership; (ii) the General Partners' estimated value of the Units; and (iii) the costs to the Purchasers associated with acquiring the Units. The Purchasers have used published information about the value of the Partnerships' assets, the limited prices in secondary market trading in Units and its estimated costs in relation to anticipated results of its Offers to calculate the price at which they believe may be attractive to Unit holders wishing to sell Units, but at the same time provide a potential profit to Purchasers from the holding of these illiquid securities.

         The Partnership made the following statement in its annual report on Form 10-K for the year ended December 31, 2000: "There is no public trading market for the Units, and it is not anticipated that a public market for the Units will develop." The lack of any public market for the sale of Units means that Unit holders have limited alternatives if they seek to sell their Units. As a result of such limited alternatives for Unit holders, the Purchasers may not need to offer as high a price for the Units as they would otherwise. On the other hand, the Purchasers take a greater risk in establishing a purchase price as there is no prevailing market price to be used for reference and the Purchasers themselves will have limited liquidity for the Units upon consummation of the purchase. Although the Partnerships have reported some sales of Units on secondary markets, such sales are limited and sporadic, and in the opinion of the Purchasers, the reported trading prices do not necessarily represent prices at which any willing seller and willing buyer would be able to execute a transaction at any given time.

         Set forth below is a table stating the Offer price for the Units of each Partnership, the book value per Unit reported in the most recent quarterly report for each Partnership, the General Partners estimate of net asset value per Unit for each Partnership as of December 31, 2000, and 2001 trading prices for Units reported by the American Partnership Board.

                                        Tender         6/30/2001         12/31/2000         2001 High          2001 Low
                                      Offer Price    Book Value (1)      GP NAV (2)       Mkt Price (3)      Mkt Price (3)
                                      -----------    --------------      ----------       -------------      -------------
CNL Income Fund, Ltd                  $175.00           $238.12           $309.00            $276.00           $245.00
CNL Income Fund II, Ltd               $220.00           $293.35           $419.00            $315.00           $315.00
CNL Income Fund III, Ltd              $215.00           $284.97           $392.00            $343.00           $320.00
CNL Income Fund IV, Ltd               $230.00           $260.67           $350.00            $285.00           $260.00
CNL Income Fund V, Ltd                $225.00           $244.60           $334.00                N/A               N/A
CNL Income Fund VI, Ltd               $305.00           $402.15           $513.00            $382.00           $371.51
CNL Income Fund VII, Ltd                $0.60             $0.81             $1.04              $0.76             $0.72
CNL Income Fund VIII, Ltd               $0.65             $0.86             $1.09              $0.80             $0.79
CNL Income Fund IX, Ltd                 $6.00             $7.50             $9.79              $8.06             $7.50
CNL Income Fund X, Ltd                  $6.02             $7.58            $10.03              $8.19             $7.50
CNL Income Fund XI, Ltd                 $6.61             $8.22            $11.02              $8.04             $7.51
CNL Income Fund XII, Ltd                $6.37             $8.55            $10.61              $9.57             $7.43
CNL Income Fund XIII, Ltd               $6.00             $8.08             $9.88              $7.35             $7.24
CNL Income Fund XIV, Ltd                $6.17             $8.31            $10.29              $7.51             $7.20
CNL Income Fund XV, Ltd                 $6.00             $8.52             $9.93              $7.01             $6.90
CNL Income Fund XVI, Ltd                $6.00             $7.87             $9.34              $7.60             $7.11
CNL Income Fund XVII, Ltd               $6.00             $7.75             $9.48              $7.51             $7.51
CNL Income Fund XVIII, Ltd              $6.00             $7.68             $9.25              $7.21             $7.21

(1) Book Value is the book value of each Partnership's Units as reported in its 10-Q for the period ending June 30, 2001. (2) GP NAV is the value published in the June, 2001 edition of Partnership Spectrum, an independent secondary market reporting publication, as the General Partners' estimate of the Net Asset Value per Unit for each Partnership. The Purchasers have no assurance as to the accuracy or completeness of such published information. (3) The 2001 High Mkt Price and 2001 Low Mkt Price are the highest and lowest price, respectively, at which the Units of each Partnership traded during the ten month period from January 1, 2001 through October 2, 2001, according to American Partnership Board an auction service for limited partnership securities.

         The Offer Price represents the price at which the Purchasers are willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchasers or any affiliate of the Purchasers as to such fairness. Other measures of the value of the Units may be relevant to Unit holders. Unit holders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

         The Offers are not made with any current view toward or plan or purpose of acquiring Units in a series of successive and periodic offers. Nevertheless, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in achieving the Maximum Offer for Units of any Partnership, may consider future offers. Factors affecting the Purchasers' future interest in acquiring additional Units include, but are not limited to, the relative success of the current Offers, any increase or decrease in the availability of capital for investment by the Purchasers, the current diversification and performance of each purchaser's portfolio, the development of any public market in the Units or actions by unrelated parties to tender for or purchase Units, the status of and changes and trends in any Partnership's operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

General Background Information

         Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Partnerships or the General Partners, has been derived from information provided in reports filed by the Partnerships with the Securities and Exchange Commission.

          The Purchasers and their affiliates currently beneficially own no Units. Set forth below are the respective percentages of each Partnership's total outstanding Units sought in the Offers, based on information included in the most recent quarterly report on form 10Q filed by the Partnership:


                            Maximum Number   Total Number      Percentage Sought
Subject                     of Units         of Outstanding    of Outstanding
Company                     Sought           Units             Units
-------                     --------------   --------------    -----------------

CNL Income Fund, Ltd.                1,500           30,000                5.0%
CNL Income Fund II, Ltd.             2,500           50,000                5.0%
CNL Income Fund III, Ltd.            2,500           50,000                5.0%
CNL Income Fund IV, Ltd.             3,000           60,000                5.0%
CNL Income Fund V, Ltd.              2,500           50,000                5.0%
CNL Income Fund VI, Ltd.             3,500           70,000                5.0%
CNL Income Fund VII, Ltd.        1,500,000       30,000,000                5.0%
CNL Income Fund VIII, Ltd.       1,750,000       35,000,000                5.0%
CNL Income Fund IX, Ltd.           175,000        3,500,000                5.0%
CNL Income Fund X, Ltd.            200,000        4,000,000                5.0%
CNL Income Fund XI, Ltd.           200,000        4,000,000                5.0%
CNL Income Fund XII, Ltd.          225,000        4,500,000                5.0%
CNL Income Fund XIII, Ltd.         200,000        4,000,000                5.0%
CNL Income Fund XIV, Ltd.          225,000        4,500,000                5.0%
CNL Income Fund XV, Ltd.           200,000        4,000,000                5.0%
CNL Income Fund XVI, Ltd.          225,000        4,500,000                5.0%
CNL Income Fund XVII, Ltd.         150,000        3,000,000                5.0%
CNL Income Fund XVIII, Ltd.        175,000        3,500,000                5.0%

         Tendering Unit holders will not be obligated to pay transfer fees, brokerage fees or commissions on the sale of the Units to the Purchasers pursuant to the Offers. The Purchasers will pay all charges and expenses incurred in connection with the Offers. The Purchasers desire to purchase all Units tendered by each Unit holder.

         Each Offer is independent of the other Offers made hereby, and may, subject to the terms and conditions set forth in the Offer to Purchase and such accompanying documents, be completed or terminated or withdrawn independent of the result of any other Offer. Holders of Units in more than one Partnership may tender all or a portion of their Units in any or all of such Partnerships.

         If, prior to the Expiration Date, the Purchasers increase the consideration offered to Unit holders pursuant to any Offer, such increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration.

         Unit holders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Units.


                                  TENDER OFFER


Section 1. Terms of the Offers. Upon the terms and subject to the conditions of the Offers, the Purchasers will accept for payment and pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with
Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Pacific Standard Time, on December 21, 2001, unless and until the Purchasers shall have extended the period of time for which an Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchasers, shall expire.


         Each Offer is conditioned on satisfaction of certain conditions. See
Section 13, which sets forth in full the conditions of the Offers. The Purchasers reserve the right (but shall not be obligated), in their sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchasers reserve the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, terminate any or all of the Offers and return all tendered Units to tendering Unit holders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend any or all of the Offers and, subject to the right of Unit holders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offers are extended or (iv) to amend any or all of the Offers. Notwithstanding the foregoing, upon the expiration of the Offers, if all conditions are either satisfied or waived, the Purchasers will promptly pay for all validly tendered Units, and the Purchasers do not intend to imply that the foregoing rights of the Purchasers would permit the Purchasers to delay payment for validly tendered Units following expiration.

         The Purchasers do not anticipate and have no reason to believe that any condition or event will occur that would prevent the Purchasers from purchasing tendered Units as offered herein.

Section 2. Proration; Acceptance for Payment and Payment for Units. If the number of Units validly tendered prior to the Expiration Date and not withdrawn less than the maximum number of Units sought with respect to a Partnership (the "Maximum Offer" for that Partnership), the Purchasers, upon the terms and subject to the conditions of the Offers, will accept for payment all Units so tendered. If the number of Units validly tendered prior to the Expiration Date and not withdrawn exceeds the Maximum Offer for a Partnership, the Purchasers, upon the terms and subject to the conditions of the Offers, will accept for payment for that Partnership's Units so tendered on a pro rata basis.

         In the event that proration is required, because of the difficulty of immediately determining the precise number of Units to be accepted, the Purchasers will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchasers will not pay for any Units tendered until after the final proration factor has been determined.

         Upon the terms and subject to the conditions of the Offers (including, if any Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchasers will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offers will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

         For purposes of the Offers, the Purchasers shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Purchasers give oral or written notice to the Depositary of the Purchasers' acceptance for payment of such Units pursuant to the Offers. Upon the terms and subject to the conditions of the Offers, payment for Units purchased pursuant to the Offers will in all cases be made by deposit of the Offer Price for the Units with the Depositary, which will act as agent for the tendering Unit holders for the purpose of receiving payment from the Purchasers and transmitting payment to tendering Unit holders.

         Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

         If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to any Offer is delayed or the Purchasers are unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchasers' rights under Section 13 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unit holders are entitled to withdrawal rights as described in Section 4.

         If, prior to the Expiration Date, the Purchasers shall increase the consideration offered to Unit holders pursuant to an Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

Section 3. Procedures for Tendering Units.

Valid Tender. For Units to be validly tendered pursuant to the Offers, a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on yellow paper) with any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Unit holder may tender any or all Units owned by such Unit holder.

In order for a tendering Unit holder to participate in the Offers, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 12:00 midnight, Pacific Standard Time, on December 21, 2001, or such date to which an Offer may be extended.

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unit holder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding. To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Units purchased pursuant to the Offers, a tendering Unit holder must provide the Depositary with such Unit holder's correct taxpayer identification number and make certain certifications that such Unit holder is not subject to backup federal income tax withholding. Each tendering Unit holder must insert in the Letter of Transmittal the Unit holder's taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

FIRPTA Withholding. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price plus the amount of Partnership liabilities allocable to each Unit tendered, each Unit holder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unit holder's taxpayer identification number and address and that the Unit holder is not a foreign person. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences.")

Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering Unit holder irrevocably appoints the designees of the Purchasers as such Unit holder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unit holder's rights with respect to the Units tendered by such Unit holder and accepted for payment by the Purchasers. Such appointment will be effective when, and only to the extent that, the Purchasers accept such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unit holder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchasers will, with respect to such Units, be empowered to exercise all voting and other rights of such Unit holder as they in their sole discretion may deem proper at any meeting of Unit holders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a Unit holder also assigns to the Purchasers all of the Unit holder's rights to receive distributions from the Partnership with respect to Units which are accepted for payment and purchased pursuant to the Offers, other than those distributions declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. The Purchasers reserve the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchasers' counsel, be unlawful. The Purchasers also reserve the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unit holder, and the Purchasers' interpretation of the terms and conditions of the Offers (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchasers, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unit holder and the Purchasers upon the terms and subject to the conditions of the Offers, including the tendering Unit holder's representation and warranty that (i) such Unit holder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Unit complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Unit holders who have granted options to sell or purchase the Units, hold option rights to acquire such securities, maintain "short" positions in the Units (i.e., have borrowed the Units) or have loaned the Units to a short seller. Because of the nature of limited partnership interests, the Purchasers believe it is unlikely that any option trading or short selling activity exists with respect to the Units. In any event, a Unit holder will be deemed to tender Units in compliance with Rule 14e-4 and the Offers if the holder is the record owner of the Units and the holder (i) delivers the Units pursuant to the terms of the Offers, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offers (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights. Except as otherwise provided in this Section 4, all tenders of Units pursuant to the Offers are irrevocable, provided that Units tendered pursuant to any Offer may be withdrawn at any time prior to the Expiration Date for the Offer and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after December 29, 2001.

         For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, must specify the identity and quantity of Units to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

         If purchase of, or payment for, Units is delayed for any reason or if the Purchasers are unable to purchase or pay for Units for any reason, then, without prejudice to the Purchasers' rights under any Offer, tendered Units may be retained by the Depositary on behalf of the Purchasers and may not be withdrawn except to the extent that tendering Unit holders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding. Neither the Purchasers, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

         Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offers.

Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offers are open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Units not heretofore accepted for payment or paid for, or to terminate any Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, and (iii) to amend any Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchasers may choose to make any public announcement, except as provided by applicable law (including Rule 14d- 4(c) under the Exchange Act), the Purchasers will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Purchasers may also be required by applicable law to disseminate to Unit holders certain information concerning the extensions of an Offer and any material changes in the terms of an Offer.

         If the Purchasers extend an Offer, or if the Purchasers (whether before or after its acceptance for payment of Units) are delayed in their payment for Units or are unable to pay for Units pursuant to an Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Depositary may retain tendered Units on behalf of the Purchasers, and such Units may not be withdrawn except to the extent tendering Unit holders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchasers to delay payment for Units that the Purchasers have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

         If the Purchasers make a material change in the terms of an Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchasers will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time.

Section 6. Certain Federal Income Tax Consequences. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR UNIT HOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain Unit holders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations, court decisions and Internal Revenue Service ("IRS") rulings and other pronouncements. EACH UNIT HOLDER TENDERING UNITS SHOULD CONSULT SUCH UNIT HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNIT HOLDER OF ACCEPTING The Offers, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         The following discussion is based on the assumption that each Partnership is treated as a partnership for federal income tax purposes and is not a "publicly traded partnership" as that term is defined in the Code.

Gain or Loss. A taxable Unit holder will recognize a gain or loss on the sale of such Unit holder's Units in an amount equal to the difference between (i) the amount realized by such Unit holder on the sale and (ii) such Unit holder's adjusted tax basis in the Units sold. The amount realized by a Unit holder will include the Unit holder's share of the Partnership's liabilities, if any (as determined under Code section 752 and the regulations thereunder). If the Unit holder reports a loss on the sale, such loss generally could not be currently deducted by such Unit holder except against such Unit holder's capital gains from other investments. In addition, such loss would be treated as a passive activity loss.
(See "Suspended Passive Activity Losses" below.)

         The adjusted tax basis in the Units of a Unit holder will depend upon individual circumstances. (See also "Partnership Allocations in Year of Sale" below.) Each Unit holder who plans to tender hereunder should consult with the Unit holder's own tax advisor as to the Unit holder's adjusted tax basis in the Unit holder's Units and the resulting tax consequences of a sale.

         If any portion of the amount realized by a Unit holder is attributable to such Unit holder's share of "unrealized receivables" or "substantially appreciated inventory items" as defined in Code section 751, a corresponding portion of such Unit holder's gain or loss will be treated as ordinary gain or loss. It is possible that the basis allocation rules of Code Section 751 may result in a Unit holder's recognizing ordinary income with respect to the portion of the Unit holder's amount realized on the sale of a Unit that is attributable to such items while recognizing a capital loss with respect to the remainder of the Unit.

         A tax-exempt Unit holder (other than an organization described in Code
Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Units pursuant to the Offers, assuming that such Unit holder does not hold its Units as a "dealer" and has not acquired such Units with debt financed proceeds.

Partnership Allocations in Year of Sale. A tendering Unit holder will be allocated the Unit holder's pro rata share of the annual taxable income and losses from the Partnership with respect to the Units sold for the period through the date of sale, even though such Unit holder will assign to the Purchasers their rights to receive certain cash distributions with respect to such Units. Such allocations and any Partnership distributions for such period would affect a Unit holder's adjusted tax basis in the tendered Units and, therefore, the amount of gain or loss recognized by the Unit holder on the sale of the Units.

Possible Tax Termination. The Code provides that if 50% or more of the capital and profits interests in a partnership are sold or exchanged within a single 12-month period, such partnership generally will terminate for federal income tax purposes. Such a termination is unlikely to result from consummation of an Offer because of the limited nature of the Offers and limited number of reported transactions in Units, but it is nevertheless possible that a Partnership could terminate for federal income tax purposes. Although the likelihood is remote, a tax termination of the Partnership could have an effect on a corporate or other non-individual Unit holder whose tax year is not the calendar year, as such a Unit holder might recognize more than one year's Partnership tax items in one tax return, thus accelerating by a fraction of a year the effects from such items.

Suspended "Passive Activity Losses". A Unit holder who sells all of the Unit holder's Units would be able to deduct "suspended" passive activity losses from the Partnership, if any, in the year of sale free of the passive activity loss limitation. As a limited partner of the Partnership, which was engaged in real estate activities, the ability of a Unit holder, who or which is subject to the passive activity loss rules, to claim tax losses from the Partnership was limited. Upon sale of all of the Unit holder's Units, such Unit holder would be able to use any "suspended" passive activity losses first against gain, if any, on sale of the Unit holder's Units and then against income from any other source.

Foreign Unit holders. Gain realized by a foreign Unit holder on a sale of a Unit pursuant to the Offers will be subject to federal income tax. Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchasers will withhold 10% of the amount realized by a tendering Unit holder from the purchase price payment to be made to such Unit holder unless the Unit holder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unit holder's TIN, that such Unit holder is not a foreign person and the Unit holder's address. Amounts withheld would be creditable against a foreign Unit holder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

Section 7. Effects of the Offers.

Limitations on Resales. Each Partnership's Limited Partnership Agreement prohibits transfers of Units if a transfer, when considered with all other transfers during the same applicable twelve-month period, would cause a termination of the Partnership for federal income tax purposes. In addition, one or more of the Partnerships have additional conditions to transfers of Units that the Purchasers do not believe will have any effect on consummation of the Offers.

Effect on Trading Market. If a substantial number of Units are purchased pursuant to an Offer and there is no proration, the result could be a reduction in the number of Unit Holders of the affected Partnership. Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, there is no established public trading market for the Units, and the number of Units of each Partnership which are subject to the Offers is limited. Therefore, the Purchasers do not believe any reduction in the number of Unit holders of any Partnership resulting from consummation of an Offer will materially further restrict the Unit holders' ability to find purchasers for their Units through secondary market transactions.

Voting Power of Purchasers. Depending on the number of Units acquired by the Purchasers pursuant to the Offers, the Purchasers may have the ability to exert certain influence on matters subject to the vote of Unit holders, though acquisition of the total number of Units in each Partnership sought by the Purchasers could not be considered to have any significant effect on control of the Partnership. The Partnerships do not hold annual or regular meetings to elect directors, and do not have a representative board of directors overseeing management. Votes of Unit holders would only be solicited, if ever, for matters affecting the fundamental structure of a Partnership, and the affirmative vote of more than 50% of the outstanding Units (not a mere quorum) is required to effect action. The Purchasers and their affiliates do not have a present intention to call for any such vote, nor are they aware that the General Partners intend to do so. They would, nevertheless, exercise any and all rights they might hold in the event that such a vote is called by the General Partners, or if, in the future, changes in circumstances would dictate that limited partners exercise their right to call a vote.

Other Potential Effects. The Units are registered under the Exchange Act, which requires, among other things that each Partnership furnish certain information to its Unit holders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unit holders. Registration and reporting requirements could be terminated by the Partnership if the number of record holders falls below 300, or below 500 if the Partnership's total assets are below $10 million for three consecutive preceding fiscal years. The Purchasers do not currently anticipate that any Offer will result in a reduction in the number of Unit holders below 500, though they cannot now determine the results of the Offers with any certainty. Accordingly, the Purchasers do not believe that the purchase of Units pursuant to the Offers will result in any Units becoming eligible for de-registration under the Exchange Act.

Section 8. Future Plans. Following the completion of the Offers, the Purchasers, or their affiliates, may acquire additional Units. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Units purchased pursuant to the Offers. The Purchasers are seeking to purchase their stated Maximum Offer for Units of each Partnership. If the Purchasers acquire fewer Units than those representing the Maximum Offer for any Partnership, the Purchasers may seek to make further purchases on the open market at prevailing prices, or solicit Units pursuant to one or more future tender offers at the same price, a higher price or, if that Partnership's circumstances change, at a lower price. Alternatively, the Purchasers may discontinue any further purchases of such Units after termination of the Offers, regardless of the number of Units purchased. The Offers are not made with any current view toward or plan or purpose of acquiring Units in a series of successive and periodic offers. Nevertheless, as noted above, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in achieving the Maximum Offer, may consider future offers. Factors affecting the Purchasers' future interest in acquiring additional Units include, but are not limited to, the relative success of the current Offers, any increase or decrease in the availability of capital for investment by the Purchasers and their affiliates, the current diversification and performance of each Purchaser's portfolio of real estate interests, the development of any public market in the Units or actions by unrelated parties to tender for or purchase Units, the status of and changes and trends in a Partnership's operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

         The Purchasers are acquiring the Units pursuant to the Offers solely for investment purposes. The Purchasers have no present intention to seek control of any Partnership or to change the management or operations of any Partnership. The Purchasers nevertheless reserve the right, at an appropriate time, to exercise their rights as limited partners to vote on matters subject to a limited partner vote, including, but not limited to, any vote to affecting the sale of a Partnership's property and the liquidation and dissolution of a Partnership. Except as expressly set forth herein, the Purchasers have no present intention to seek control of any Partnership, to cause the Partnership to engage in any extraordinary transaction, or to change the structure, management or operations of any Partnership, the listing status of the Units or the reporting requirements of any Partnership.

Section 9. The Business of the Partnerships. Information included herein concerning each of the Partnerships is derived from the Partnership's publicly-filed reports. Information concerning each Partnership, its assets, operations and management is contained in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Such reports and filings are available on the Commission's EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C. and at its regional offices in New York, New York and Chicago, Illinois. The Purchasers have relied on such information to the extent information is presented herein concerning the Partnership, and expressly disclaim any responsibility for the information included in such reports and extracted in this Offer.

         Each Partnership was formed to acquire real properties, both newly constructed and existing restaurant properties, as well as properties upon which restaurants were to be constructed. Each of the Partnerships has purchased and sold properties directly or indirectly through joint ventures. The Partnerships' respective properties are leased on a triple-net basis with the lessees responsible for all repairs and maintenance, property taxes, insurance and utilities.

Section 10. Conflicts of Interest. The Purchasers know of no material conflicts of interest affecting them in the course of the Offers.

Section 11. Certain Information Concerning the Purchasers. The Purchasers are SUTTER OPPORTUNITY FUND, LLC; SUTTER OPPORTUNITY FUND 2, LLC; SUTTER CAPITAL MANAGEMENT, LLC; and SUTTER ACQUISITION FUND, LLC. For information concerning the Purchasers and their principal, please refer to Schedule I attached hereto. The principal business of the Purchaser is investment in securities. The principal business address of each of the Purchasers is 150 Post Street, Suite 320, San Francisco, California 94108.


         See Schedule II attached hereto for the audited financial statements of SUTTER OPPORTUNITY FUND, LLC and SUTTER OPPORTUNITY FUND 2, LLC. The Purchasers are not public companies and, except for SUTTER OPPORTUNITY FUND, LLC and SUTTER OPPORTUNITY FUND 2, LLC, have not prepared audited financial statements. The Purchasers have made binding commitments to contribute and have available sufficient amounts of liquid capital necessary to fund the acquisition of all Units subject to the Offers, the expenses to be incurred in connection with the Offers, and all other anticipated costs of the Purchasers. The Purchasers currently have aggregate current assets and capital commitments to fund payment of the Offer price for all Units and all anticipated acquisition costs and expenses.

         Except as otherwise set forth herein, (i) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers beneficially owns or has a right to acquire any Units, (ii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units within the past 60 days, (iii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on
Schedule I nor any affiliate of the Purchasers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of any Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchasers or, to the best knowledge of the Purchasers, the persons listed on Schedule I, or any affiliate of the Purchasers on the one hand, and any Partnership or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchasers, or to the best knowledge of the Purchasers any affiliate of the Purchasers on the one hand, the persons listed on Schedule I, and any Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Section 12. Source of Funds. The Purchasers expect that approximately $17,805,000 would be required to purchase all Units subject to the Offers, if tendered, and an additional $50,000 may be required to pay related fees and expenses. The Purchasers anticipate funding all of the purchase price and related expenses through the existing liquid capital reserves of SUTTER OPPORTUNITY FUND, LLC and SUTTER OPPORTUNITY FUND 2, LLC, as well as capital to be contributed by their owners and affiliates to SUTTER CAPITAL MANAGEMENT, LLC and SUTTER ACQUISITION FUND, LLC pursuant to their respective capital commitments. Accordingly, there are no financing arrangements to fall through and no alternative financing plans. Although neither SUTTER CAPITAL MANAGEMENT, LLC nor SUTTER ACQUISITION FUND, LLC currently has substantial liquid capital, the owners and affiliates of each have substantial liquid capital available to fund these entities and have made commitments to contribute amounts adequate to fund all obligations under the offers.

Section 13. Conditions of the Offers. Notwithstanding any other term of the Offers, the Purchasers shall not be required to accept for payment or to pay for any Units tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offers shall have been obtained or occurred on or before the Expiration Date.

         The Purchasers shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend any Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists with respect to the Offer or the Partnership issuing the Units subject to the
Offer:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchasers, (ii) imposes or confirms limitations on the ability of the Purchasers effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchasers pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unit holders,
(iii) requires divestiture by the Purchasers of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchasers as a result of the transactions contemplated by the Offer or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchasers or the Partnership, in the reasonable judgment of the Purchasers;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which might, directly or indirectly, result in any of the consequences referred to in clauses
(i) through (v) of paragraph (a) above;

         (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchasers, is or may be materially adverse to the Partnership, or the Purchasers shall have become aware of any fact that, in the reasonable judgment of the Purchasers, does or may have a material adverse effect on the value of the Units;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or


         (e) it shall have been publicly disclosed or the Purchasers shall have otherwise learned that (i) more than fifty percent of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.

         The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers or may be waived by the Purchasers in whole or in part at any time and from time to time prior to the Expiration Date in their sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition. Any termination by the Purchasers concerning the events described above will be final and binding upon all parties.

Section 14. Certain Legal Matters.

General. Except as set forth in this Section 14, the Purchasers are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchasers pursuant to the Offers. Should any such approval or other action be required, it is the Purchasers' present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offers pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to any Partnership's business, or that certain parts of a Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchasers to elect to terminate an Offer without purchasing Units thereunder. The Purchasers' obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchasers do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units pursuant to the Offers.

Margin Requirements. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offers.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. These laws are directed at the acquisition of corporations and not partnerships. The Purchasers, therefore, do not believe that any anti-takeover laws apply to the transactions contemplated by the Offers.

         Although the Purchasers have not attempted to comply with any state anti-takeover statutes in connection with the Offers, the Purchasers reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offers and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offers, the Purchasers might be unable to accept for payment or purchase Units tendered pursuant to the Offers or be delayed in continuing or consummating the Offers. In such case, the Purchasers may not be obligated to accept for purchase or pay for any Units tendered.

Section 15. Fees and Expenses. The Purchasers have retained MacKenzie Patterson, Inc. to act as Depositary in connection with the Offers. The Purchasers will pay the Depositary reasonable and customary compensation for its services in connection with the Offers, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchasers will also pay all costs and expenses of printing, publication and mailing of the Offers and all costs of transfer.

Section 16. Miscellaneous. The Offers are NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNIT HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF The Offers OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASERS ARE NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF The Offers OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

         No person has been authorized to give any information or to make any representation on behalf of the Purchasers not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

October 30, 2001

SUTTER OPPORTUNITY FUND, LLC; SUTTER OPPORTUNITY FUND 2, LLC; SUTTER CAPITAL MANAGEMENT, LLC; and SUTTER ACQUISITION FUND, LLC

                                   SCHEDULE I

                       THE PURCHASERS AND THEIR PRINCIPAL

             The Purchasers are SUTTER OPPORTUNITY FUND, LLC; SUTTER OPPORTUNITY FUND 2, LLC; SUTTER CAPITAL MANAGEMENT, LLC; and SUTTER ACQUISITION FUND, LLC. Each of the Purchasers is organized in California as a limited liability company. The Manager of each of SUTTER OPPORTUNITY FUND, LLC, SUTTER OPPORTUNITY FUND 2, LLC and SUTTER ACQUISITION FUND, LLC is SUTTER CAPITAL MANAGEMENT, LLC. The Manager of SUTTER CAPITAL MANAGEMENT, LLC is Robert E. Dixon.

             The Purchasers have jointly made the Offers and are jointly and severally liable for satisfying its terms. Other than the foregoing, the Purchasers' relationship consists of an informal agreement to share the costs associated with making the Offers and to allocate any resulting purchases of Units among them in such manner and proportions as they may determine in the future. Each individual is a citizen of the United States of America.

             The principal business address for each of the Purchasers and Robert Dixon is 150 Post Street, Suite 320, San Francisco, California 94108, and the business telephone number for each is 415-788-1441.

Sutter Capital Management, LLC

             Sutter Capital Management, LLC is a California limited liability company formed in 1998. The managing member and controlling interest holder in Sutter Capital Management, LLC is Robert E. Dixon.

             Mr. Dixon received his Bachelors degree in economics from the University of California at Los Angeles in 1992. He worked for Lehman Brothers, Inc. in equity sales and trading during 1993 and 1994. From October 1994 to June, 1996 he worked for MacKenzie Patterson, Inc. as a securities research analyst. Mr. Dixon became a Chartered Financial Analyst in 1996, and received his Master of Business Administration degree from Cornell University in 1998. In July of 1998 he began buying and selling securities for his own account and that of the entities he controls, and he has principally been engaged in that activity since that date. Mr. Dixon was a registered representative of North Coast Securities from 1994 through 1997. Mr. Dixon is a U.S. citizen.

                                   SCHEDULE II

                      THE PURCHASER'S FINANCIAL STATEMENTS


                           December 31, 2000 and 1999

--------------------------------------------------------------------------------
                          SUTTER OPPORTUNITY FUND, LLC
--------------------------------------------------------------------------------


                                 Balance Sheets
                           December 31, 2000 and 1999

                                     ASSETS

                                                      2000                1999
                                                 -------------------------------
Current assets:
      Cash and cash equivalents                  $ 1,260,834            326,216
      Accounts receivable                                  -             82,154
      Loan receivable                                350,000            100,040
                                                 -------------------------------
           Total current assets                    1,610,834            508,410
                                                 -------------------------------

Noncurrent assets:
      Investments, at fair value                     801,929          1,298,246
      Investments, at cost                           673,785          1,878,824
      Organizational costs, net                        1,678              2,350
                                                 -------------------------------
           Total noncurrent assets                 1,477,392          3,179,420
                                                 -------------------------------

                                             $     3,088,226          3,687,830
                                                 ===============================


                     LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
      Accounts payable and accrued liabilities   $    14,946            354,428
      Income taxes payable                             6,251              1,300
                                                 -------------------------------

           Total current liabilities                  21,197            355,728
                                                 -------------------------------

Members' equity:
      Members' equity                              4,058,208          4,018,283
      Unrealized losses on investments              (991,179)          (686,181)
                                                 -------------------------------
                                                  3,067,029           3,332,102
                                                 -------------------------------

                                                 $  3,088,226         3,687,830
                                                 ===============================




--------------------------------------------------------------------------------
See accompanying auditors' report and notes to financial statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                      SUTTER OPPORTUNITY FUND, LLC
--------------------------------------------------------------------------------------------------------

                             Statements of Income and Comprehensive Income
                             For the Year Ended December 31, 2000 and 1999
                                                                     2000                   1999
                                                                 ---------------------------------------
Revenues:
      Interest and dividends                                     $    570,468                156,747
      Realized gains on investments, net                            1,462,910              1,445,884
      Income allocated from K-1's, net                                156,979                 49,915
                                                                 ---------------------------------------
           Total revenues                                          2,190,357               1,652,546
                                                                 ---------------------------------------

Expenses:
      Amortization                                                       672                    672
      Bank charges and investments fees                                  630                  8,518
      Interest expense                                                 6,936                  1,834
      Office supplies                                                      -                  8,782
      Management fees                                                 71,720                 70,665
      Managing member's share of realized gains and losses           297,318                308,248
                                                                 ---------------------------------------
           Total expenses                                            377,276                398,719
                                                                 ---------------------------------------

Income before income taxes                                         1,813,081              1,253,827
Provision for income tax expense                                      10,941                  1,000
                                                                 ---------------------------------------
      Net income                                                 $ 1,802,140              1,252,827
                                                                 =======================================

Other comprehensive income:
      Unrealized holding losses on
      available-for-sale investments                                (304,998)              (686,181)
                                                                 ---------------------------------------

Total comprehensive income                                       $ 1,497,142                566,646
                                                                 =======================================











--------------------------------------------------------------------------------------------------------
See accompanying auditors' report and notes to financial statements.
--------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                    SUTTER OPPORTUNITY FUND, LLC
-----------------------------------------------------------------------------------------------------------------------------

                                                    Statement of Members' Equity
                                                           December 31, 2000
                                                         New Contributions                        Share of
                            Number      Beginning          Transfers and        Share of        Comprehensive      Ending
                           of Units      Balance          (Disbursements)      Net Income       Income (Loss)      Balance
                         ----------------------------------------------------------------------------------------------------
Members:
   Non-managing Members      3,516      3,332,102            (1,792,792)       1,766,962             (299,048)    6,053,187
   Managing Member              70              -                30,578           35,178               (5,950)       59,806
                         ---------------------------------------------------------------------------------------------------

Totals                       3,586      3,332,102            (1,762,215)       1,802,140             (304,998)    3,067,029
                         ---------------------------------------------------------------------------------------------------





















----------------------------------------------------------------------------------------------------------------------------
See accompanying auditors' report and notes to financial statements.
----------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                             SUTTER OPPORTUNITY FUND, LLC
---------------------------------------------------------------------------------------------------------------------

                                                Statements of Cash Flows
                                      For the Year Ended December 31, 2000 and 1999
                                                                                  2000                   1999
                                                                              ---------------------------------------
Operating activities:
      Net income                                                              $ 1,802,140              1,252,827
      Adjustments to reconcile to cash provided by operating activities:
      Amortization expense                                                            672                    672
      Realized gains on sales of investments, net                              (1,462,910)            (1,445,884)
           Changes in:
                Accounts receivable                                                82,154                (56,274)
                Loan receivable                                                  (249,960)              (100,040)
                Accounts payable and accrued liabilities                         (339,482)              (161,465)
                Income taxes payable                                                4,951                      -

                                                                              ---------------------------------------
           Net cash used for operating activities                                (162,435)              (510,164)
                                                                              ---------------------------------------

Investing activities:
      Proceeds from sales of investments                                        5,553,158              6,832,960
      Cash paid for acquisition of investments                                 (2,388,892)            (5,764,019)
                                                                              ---------------------------------------
           Net cash provided by investing activities                            3,164,266              1,068,941
                                                                              ---------------------------------------

Financing activities:
      Proceeds from capital contributions made by members                               -              1,059,300
      Distributions made to members                                            (1,762,215)            (1,264,007)
      Unrealized losses on investments                                           (304,998)              (686,181)
                                                                              ---------------------------------------
           Cash used for financing activities                                  (2,067,213)              (890,888)
                                                                              ---------------------------------------

Increase (decrease) in cash                                                       934,618               (332,111)
Cash, beginning of period                                                         326,216                658,327
                                                                              ---------------------------------------

Cash, end of period                                                           $ 1,260,834                326,216
                                                                              =======================================

Supplemental disclosures:
      Income taxes paid                                                       $     5,990                  1,300
                                                                              =======================================
      Interest paid                                                           $     6,497                  1,834
                                                                              =======================================

Noncash investing transactions:
      Amounts receivable on sale of investments                               $         -                 82,154
                                                                              =======================================
      Amounts payable on the purchase of investments                          $   262,502                262,502
                                                                              =======================================

---------------------------------------------------------------------------------------------------------------------
See accompanying auditors' report and notes to financial statements.
---------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          SUTTER OPPORTUNITY FUND, LLC
--------------------------------------------------------------------------------

                          Notes to Financial Statements
                           December 31, 2000 and 1999


1.       Organization

Sutter Opportunity Fund, LLC (the "Fund") is a limited liability company incorporated in the State of California on July 10, 1998.

The primary purpose of the Fund is to make investments, principally by investing in unlisted or illiquid securities for capital appreciation. An operating agreement (the "Agreement") between the Fund and the managing member, Sutter Capital Management, LLC (the "managing member"), specifies the provisions for capitalizing, operation, and termination for the Fund. The Agreement sets a termination date of December 31, 2028 for the Fund.


2.       Summary of Significant Accounting Policies

Basis of Accounting
The financial statements of the Fund have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

Organizational Expenses
The Fund has capitalized certain professional fees and start-up expenses as organizational costs and is amortizing them under the straight-line method over 60 months.

Income Taxes
The Fund is a limited liability company and is taxed in a manner similar to a partnership. Income and expenses are passed through to the members based on their proportional ownership in the Fund. Therefore, the Fund is not subject to Federal income taxes. The Fund is subject to the California minimum franchise tax and a gross receipts fee assessed to limited liability companies.

Cash and Cash Equivalents
Cash and cash equivalents are defined as cash and investments that have a maturity of less than three months when purchased.

Accounts Receivable
Accounts receivable represent funds due to the Fund on unsettled investment sales. No allowance for doubtful accounts is necessary due to the nature of the receivable.

Investments
In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities" (SFAS 115) securities are classified into three categories: held-to-maturity, available-for-sale, and trading. At December 31, 2000 and 1999, the Fund had no trading or held-to-maturity investments. Securities classified as available-for-sale may be sold in response to changes in interest rates, liquidity needs, and for other purposes. Available-for-sale securities are reported at fair value if quoted market prices are available.


--------------------------------------------------------------------------------
                                Page 1 Continued
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          SUTTER OPPORTUNITY FUND, LLC
--------------------------------------------------------------------------------

                          Notes to Financial Statements


2.       Summary of Significant Accounting Policies (continued)

Unrealized Holding Gains and Losses
Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported, net of any income tax effect, as a separate component of stockholders' equity. Realized gains and losses are reported in earnings based on the adjusted cost of the specific investment sold.

Accounts Payable
Accounts payable amounts represent unsettled investment purchases and transaction fees on settled and unsettled trades.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from those estimates.

Reclassification
Certain amounts on the statements of operations in 1999 have been reclassified to conform to the 2000 financial statement presentation.


3.       Organizational costs

The Fund has capitalized $3,358 of organizational costs related to legal fees and other start-up expenses. Organizational costs are being amortized over 60 months. Amortization expense amounted to $672 for the years ended December 31, 2000 and 1999, and is included in the Statements of Income and Comprehensive Income.


4.            Cash

The Fund had deposit account balances of approximately $870,000 and $244,000 in excess of insured cash balances and in uninsured money market funds for the years ended December 31, 2000 and 1999, respectively.


5.       Investments

If a quoted market price is available for an investment, the fair value is calculated as the number of units times its quoted price. Some of the investments of the Fund are illiquid and do not have readily determinable fair values. Such investments are stated at cost on the balance sheets.



--------------------------------------------------------------------------------
                                Page 2 Continued
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          SUTTER OPPORTUNITY FUND, LLC
--------------------------------------------------------------------------------

                          Notes to Financial Statements


5.       Investments (continued)

The cost and fair value of investments available for sale at December 31, 2000 are as follows:

                                            Unrealized Unrealized
                                   Cost     Gains      Losses       Fair Value
                               ------------ ---------- ---------- --------------
Long-term investments reported at fair value:
Equities                         $ 831,247        -      398,938        432,309
Corporate bonds                    735,124        -      365,504        369,620
                               ------------ ---------- ---------- --------------
Total                           $1,566,371        -      764,442        801,929
                               ------------ ---------- ---------- --------------

Long-term investments reported at cost:
Equities                         $ 611,285
Corporate bonds                     62,500
                               ------------
Total                            $ 673,785
                               ------------

Investment Restrictions
Under the terms of the Operating Agreement, the Fund intends to buy and hold unlisted or illiquid securities of any asset class, but primarily of securities in issuers which own equity in, or mortgages secured by, real property. The managing member has agreed to limit investment in the asset classes of cable television, oil and gas, and venture capital companies to no more than twenty percent of the cost basis of the total commitment. The Fund may also invest in asset classes other than the anticipated asset classes described previously, provided that no asset class other than the anticipated asset classes shall comprise no more than ten percent (10%) of the cost basis of the total commitment. Securities of any type or class issued by any one issuer shall not comprise more than fifteen percent (15%) of the cost basis of the Fund's total commitment.


6.       Managing Member

Management of the Fund is described in the Operating Agreement dated June 24, 1998 between the Fund and the managing member. The agreement specified that the managing member shall receive a management fee for each fiscal quarter equal to one-half of one percent (0.05%) of the total commitment, payable in advance. Total commitment is defined by the Agreement as the total amount of capital committed to the Fund by the members. The Fund paid $70,665 and $71,720 in management fees to the managing member for the years ended December 31, 2000 December 31, 1999, respectively.

If the non-managing members elect to terminate the Fund earlier than five years from the end of the investment period under the terms of the agreement, the managing member is immediately entitled to the management fees it would have received during the remainder of the five year period following the end of the investment period. As defined by the Agreement, the investment period began on July 29, 1998 and ends on July 29, 2000.

--------------------------------------------------------------------------------
                                Page 3 Continued
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                          SUTTER OPPORTUNITY FUND, LLC
--------------------------------------------------------------------------------

                          Notes to Financial Statements


6.       Managing Member (continued)

Under the terms of the Agreement, the managing member shall bear all ordinary general and administrative expenses associated with the operation of the Fund, including but not limited to salaries, rents, overhead, bookkeeping, tax preparation and reporting. The Fund is responsible for all expenses incurred in its formation. The Fund is responsible for all extraordinary expenses, taxes and fees related to its operation, transaction costs associated with making investments on behalf of the Fund and all legal expenses incurred in its operation.


7.       Allocation of Distributable Cash to Members

The Agreement provides that realized gains (amounts received on the sale of investments in excess of cost basis) will be distributed 80% to non-managing members in accordance with the number of units owned by each of them and 20% to the managing member. At December 31, 2000 and 1999, $14,946 and $77,120, respectively, was due to the managing member.


8.       Member Capital Call

The Fund was closed to new members on January 31, 1999. At that date, a total of 29 members had subscribed 3,586 units. The final capital call was made during January 1999 for a total subscription amount of $3,673,400.





















--------------------------------------------------------------------------------
                                     Page 4
--------------------------------------------------------------------------------

The Board of Directors
Sutter Opportunity Fund, LLC

We have audited the accompanying balance sheets of Sutter Opportunity Fund, LLC (the Fund) as of December 31, 2000 and 1999 and the related statements of income and comprehensive income, members' equity, and cash flows for the years ended December 31, 2000 and December 31, 1999. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Fund as of December 31, 2000 and 1999 and the results of its operations and its cash flows for the years ended December 31, 2000 and December 31, 1999 in conformity with generally accepted accounting principles.


                                             /s/Regalia & Associates


April 1, 2001

--------------------------------------------------------------------------------
                         SUTTER OPPORTUNITY FUND 2, LLC
--------------------------------------------------------------------------------
                                  Balance Sheet

                                December 31, 2000

                                     ASSETS

                                                                            2000
                                                              ------------------
Current assets:

      Cash and cash equivalents                                $              -
      Accounts receivable                                                10,000
      Loan receivable                                                   712,500
                                                              ------------------
           Total current assets                                         722,500
                                                              ------------------
Noncurrent assets:
      Investments, at fair value                                      1,995,704
      Investments, at cost                                            1,241,405
                                                              ------------------
           Total noncurrent assets                                    3,237,109
                                                              ------------------
                                                               $      3,959,609
                                                              ==================
                         LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
      Accounts payable and accrued liabilities                 $        173,715
      Brokerage margin balance                                          365,502
      Income taxes payable                                                1,842
                                                              ------------------
           Total current liabilities                                    541,059
                                                              ------------------
Members' equity:
      Members' equity                                                 3,767,941
      Unrealized gain (loss) on investments                            (349,391)
                                                              ------------------
                                                                       3,418,550
                                                              ------------------

                                                               $      3,959,609
                                                              ==================

See accompanying auditors' report and notes to financial statements.

--------------------------------------------------------------------------------
                         SUTTER OPPORTUNITY FUND 2, LLC
--------------------------------------------------------------------------------

                  Statements of Income and Comprehensive Income
     For The Period from Inception (June 1, 2000) Through December 31, 2000


                                                                            2000
                                                              ------------------
Revenues:

      Interest and dividends                                   $        145,174
      Realized gains on investments, net                                141,244
      Income allocated from K-1's, net                                      122
                                                              ------------------
           Total revenues                                               286,540
                                                              ------------------
Expenses:
      Bank charges and investments fees                                   1,030
      Interest expense                                                    6,224
      Expense allocated from K-1                                          2,775
      Legal fees                                                          3,857
      Miscellaneous expense                                               3,304
      Management fees                                                    60,533
      Incentive fees                                                     28,081
                                                              ------------------
           Total expenses                                               105,804
                                                              ------------------

Income before income taxes                                              180,736
Provision for income tax expense                                          1,842
                                                              ------------------
      Net income                                               $        178,894
                                                              ==================
Other comprehensive income:
      Unrealized holding losses on
      available-for-sale investments                                   (349,391)
                                                              ------------------

Total comprehensive income (loss)                              $       (170,497)
                                                              ==================

See accompanying auditors' report and notes to financial statements.

--------------------------------------------------------------------------------
                         SUTTER OPPORTUNITY FUND 2, LLC
--------------------------------------------------------------------------------

                          Statement of Members' Equity
     For The Period from Inception (June 1, 2000) Through December 31, 2000


                             Num-                      Net              Share          Share of
                            ber of   Beginning    Contributions         of Net       Comprehensive       Ending
                            Units     Balance     (Disbursements)       Income          Income           Balance
                           ---------------------------------------------------------------------------------------------

Members:
  Non-managing members      7030       $    -       3,433,997            171,105       (334,179)        3,270,923
  Managing Member            320
                                            -         155,050              7,789        (15,212)          147,627
                           ---------------------------------------------------------------------------------------------

Totals                      7350       $    -       3,589,047            178,894       (349,391)        3,418,550
                           =============================================================================================













See accompanying auditors' report and notes to financial statements.

--------------------------------------------------------------------------------
                         SUTTER OPPORTUNITY FUND 2, LLC
--------------------------------------------------------------------------------

                             Statement of Cash Flows

     For The Period from Inception (June 1, 2000) Through December 31, 2000

                                                                            2000
                                                              ------------------

Operating activities:

      Net income                                               $        178,894
      Adjustments to reconcile to cash provided
                         by operating activities:
      Realized gains on sales of investments, net                      (141,244)
           Changes in:
                Accounts receivable                                     (10,000)
                Loan receivable                                        (712,500)
                Accounts payable and accrued liabilities                173,715
                Brokerage margin balance                                365,502
                Income taxes payable                                      1,842
                                                              ------------------
           Net cash used for operating activities                      (143,791)
                                                              ------------------
Investing activities:
      Proceeds from sales of investments                                904,891
      Cash paid for acquisition of investments                       (4,000,756)
                                                              ------------------
           Net cash used for investing activities                    (3,095,865)

Financing activities:
      Proceeds from capital contributions made by members             3,702,750
      Distributions made to members                                    (113,703)
      Unrealized loss on investments                                   (349,391)
                                                              ------------------
           Cash provided by financing activities                      3,239,656

Increase (decrease) in cash                                                   -
Cash, beginning of period                                                     -
                                                              ------------------
Cash, end of period                                              $            -
                                                              ==================
Supplemental disclosures:

      Income taxes paid                                          $            -
                                                              ==================
      Interest paid                                              $        6,224
                                                              ==================
Noncash investing transactions:
      Amounts payable on the purchase of investments             $       (8,073)
                                                              ==================


See accompanying auditors' report and notes to financial statements.

--------------------------------------------------------------------------------
                         SUTTER OPPORTUNITY FUND 2, LLC
--------------------------------------------------------------------------------

                          Notes to Financial Statements
                                December 31, 2000


1.       Organization

Sutter Opportunity Fund 2, LLC (the "Fund") is a limited liability company incorporated in the State of California on June 27, 2000.

The primary purpose of the Fund is to make investments, principally by investing in securities for capital appreciation. An operating agreement (the "Agreement") between the Fund and the managing member, Sutter Capital Management, LLC (the "managing member"), specifies the provisions for capitalizing, operation, and termination for the Fund. The Agreement sets a termination date of December 31, 2030 for the Fund.


2.       Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Fund have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

Income Taxes

The Fund is a limited liability company and is taxed in a manner similar to a partnership. Income and expenses are passed through to the members based on their proportional ownership in the Fund. Therefore, the Fund is not subject to Federal income taxes. The Fund is subject to the California minimum franchise tax and a gross receipts fee assessed to limited liability companies.

Cash and Cash Equivalents

Cash and cash equivalents are defined as cash and investments that have a maturity of less than three months when purchased.

Accounts Receivable

Accounts receivable represent funds due to the Fund from an investor for the first capital call. No allowance for doubtful accounts is necessary due to the nature of the receivable.

Investments

In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities" (SFAS 115) securities are classified into three categories: held-to-maturity, available-for-sale, and trading. At December 31, 2000, the Fund had no trading or held-to-maturity investments. Securities classified as available-for-sale may be sold in response to changes in interest rates, liquidity needs, and for other purposes. Available-for-sale securities are reported at fair value if quoted market prices are available.






Page 1
                                                                       Continued

--------------------------------------------------------------------------------
                         SUTTER OPPORTUNITY FUND 2, LLC
--------------------------------------------------------------------------------

                          Notes to Financial Statements


2.       Summary of Significant Accounting Policies (continued)

Unrealized Holding Gains and Losses

Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported, net of any income tax effect, as a separate component of members' equity. Realized gains and losses are reported in earnings based on the adjusted cost of the specific investment sold.

Accounts Payable

Accounts payable amounts represent unsettled investment purchases, dividends payable to the investors, a loan payable and the fourth quarter incentive fee payable to the managing partner and other outstanding payables to vendors.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Actual results could differ from those estimates.


3.       Investments

If a quoted market price is available for an investment, the fair value is calculated as the number of units times its quoted price. Some of the investments of the Fund are illiquid and do not have readily determinable fair values. Such investments are stated at cost on the balance sheet.

The cost and fair value of investments available for sale at December 31, 2000 are as follows:

                                           Unrealized   Unrealized
                                    Cost        Gains       Losses   Fair Value
                             ------------ ------------ ------------ ------------
Long-term investments reported at fair value:
Equities                       $ 873,614          -        104,600      769,014
Corporate bonds                1,471,482          -        244,791    1,226,690
                             ------------ ------------ ------------ ------------
Total                         $2,345,096          -        349,391    1,995,704
                             ------------ ------------ ------------ ------------

Long-term investments reported at cost:
Equities                      $1,241,405

                             ------------
Total                         $3,586,501
                             ------------







Page 2
                                                                       Continued

--------------------------------------------------------------------------------
                         SUTTER OPPORTUNITY FUND 2, LLC
--------------------------------------------------------------------------------

                          Notes to Financial Statements


3.       Investments (continued)


Investment Restrictions

Under the terms of the Operating Agreement, the Fund intends to buy and hold securities of any asset class, consisting of any combination of debt or equity instruments. Investment in any single industry (except real estate) may not exceed the greatest of 50% of the total commitment or 50% of the market value of the Fund. Securities of any type or class issued by any one issuer or its affiliates shall not exceed the greatest of 50% of the total commitment or 50% of the market value of the Fund. It is the intention of the Manager that no investment in a single security shall exceed 15% of the market value of the Fund, unless in the Manager's opinion there is a compelling reason to increase the Fund's commitment to a specific investment for a specified purpose and with the intent that such increased investment shall generally be made on a short-term basis.


4.       Managing Member

Management of the Fund is described in the Operating Agreement dated June 1, 2000 between the Managing member and the Members of the Fund. The agreement specifies that the managing member shall receive a management fee for each fiscal quarter equal to one-half of one percent (0.05%) of the total commitment during the investment period, and equal to one-half of one percent of the market value of the Fund at the close of business on the last day of the quarter for each quarter subsequent to the investment period, payable quarterly in advance. Total commitment is defined by the Agreement as the total amount of capital committed to the Fund by the members.

The managing member has agreed to reimburse a portion of the management fee, equal to 0.125% per quarter (0.5% per year), to members whose subscription equals or exceeds one thousand units (one million dollars based on the initial offering price.) The reimbursement will be calculated on such member's individual commitment. Such reimbursement shall be an expense of the managing member and will not affect the Fund in any way.

The agreement also specifies that the managing member shall receive an incentive fee equal to 20% of the total return in dollars. The total return in dollars is defined by the Agreement as the market value of the Fund at the close of business on the last day of the quarter minus the market value of the Fund at the open of business on the first day of the quarter. The incentive fee shall be payable quarterly in arrears. During the investment period, the incentive fee shall be payable no more than 50% in cash and at least 50% in newly issued Units. The incentive fee will be subject to a look-back provision whereby if in any quarter the total return is negative, the managing member will surrender an amount of Units whose value is equal to 20% of such negative total return for that quarter. In no event will the managing member be required to contribute cash or any other security, including Units purchased by it for cash consideration, toward the satisfaction of the look-back provision.



Page 3
                                                                       Continued

--------------------------------------------------------------------------------
                         SUTTER OPPORTUNITY FUND 2, LLC
--------------------------------------------------------------------------------

                          Notes to Financial Statements


4.       Managing Member (continued)

The Fund paid $60,533 in management fees and $28,081 in incentive fees (payable $14,041 in cash and $14,040 in newly issued units) to the managing member for the year ended December 31, 2000.

If the non-managing members elect to terminate the Fund earlier than five years from the end of the investment period under the terms of the agreement, the managing member is immediately entitled to the management fees it would have received during the remainder of the five year period following the end of the investment period. As defined by the Agreement, the investment period began on August 1, 2000 and ends on August 1, 2003.

Under the terms of the Agreement, the managing member shall bear all ordinary general and administrative expenses associated with the operation of the Fund, including but not limited to salaries, rents, overhead, bookkeeping, tax preparation and reporting. The Fund is responsible for all expenses incurred in its formation. The Fund is responsible for all extraordinary expenses, taxes and fees related to its operation, transaction costs associated with making investments on behalf of the Fund and all legal expenses incurred in its operation.


5.       Allocation of Distributable Cash to Members

Distributable cash received from any source will be allocated to the members in accordance with the number of Units owned by each of them. The managing member intends to make quarterly contributions of distributable cash. Distributable cash, as defined by the agreement means cash available for distributions after payment of the management fee, the incentive fee, other expenses, reinvestment of funds, and the establishment of any reserves deemed necessary by the managing member.


6.       Member Capital

At December 31, 2000, 29 members had subscribed 7,350 units. Members have contributed $3,702,750 as of December 31, 2000. At December 31, 2000, 29 members had subscribed 7,350 units. Members have contributed $3,702,750 as of December 31, 2000. On January 15, 2001, an additional $1,837,500 was contributed. Members are committed to contributing an additional $1,837,500 upon two weeks notice by the managing member.

The Board of Directors
Sutter Opportunity Fund 2, LLC

We have audited the accompanying balance sheet of Sutter Opportunity Fund 2, LLC (the Fund) as of December 31, 2000 and the related statements of income and comprehensive income, members' equity, and cash flows for the period from inception (June 1, 2000) through December 31, 2000. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Fund as of December 31, 2000 and the results of its operations and its cash flows for the period from inception (June 1, 2000) through December 31, 2000 in conformity with generally accepted accounting principles.



                                                            REGALIA & ASSOCIATES


April 1, 2001
Danville, California